008 Putnam Convertible Securities Fund
4/30/14 Semi Annual

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A    6,768
Class B	   101
Class C	   481
Class M	   38

72DD2

Class R    65
Class Y	   2,856

73A1

Class A    0.284
Class B	   0.196
Class C	   0.200
Class M	   0.225

73A2

Class R    0.255
Class Y	   0.314

74U1

Class A    23,884
Class B	   535
Class C	   2,558
Class M	   174

74U2

Class R    267
Class Y	   9,412

74V1

Class A    24.84
Class B	   24.40
Class C	   24.59
Class M	   24.61

74V2

Class R	   24.75
Class Y	   24.84

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.